Exhibit 14.1

CODE OF ETHICS AND BUSINESS CONDUCT

Approved by the Board of Directors on February 24, 2011

To Our Employees, Officers, Consultants and Directors:

Ethical business practices provide a critical foundation for our success and protect our reputation in the industry and community. Integrity in the manner in which we manage and operate Cardiovascular Systems, Inc. (“CSI” or the “Company”) is a key element in our corporate culture. We place a high value on honesty, fair dealing and ethical business practice.

The following Code of Ethics and Business Conduct (Code) is designed to help you understand what CSI expects of its employees, officers, consultants and directors (Representatives). It does not cover every ethical issue, but the basics are here to help your general understanding. For Representatives, compliance with the Code is a condition of employment. This Code supplements and does not replace or modify the Company’s other policies or procedures, including provisions of CSI’s current employee handbook(s) and other statements of policy or procedure issued from time to time. This Code is also supplemented by other subsidiary policies, such as “CSI’s Standard Operating Procedures For Interactions With Health Care Professionals (SOP)”, that has been adopted and will be amended by the Company from time to time to reflect the laws, regulations and mores influencing current Company business practices.

Ethical behavior is everyone’s responsibility. You must show that responsibility by:

•	Knowing and complying with the requirements and expectations that applies to your job, which includes following this Code

•	Promptly reporting suspected violations of the law or the Code.

•	Cooperating with any investigation of a potential ethics or business conduct violation.

•	Seeking assistance when you have questions about CSI’s Code or when faced with a challenging ethical situation.

•	Never acting unethically or dishonestly even if directed by another person to do so.

•	Never retaliate against an individual because that individual has reported a suspected violation of the Code.

If a potential course of action seems questionable, please seek guidance from your supervisor or our Compliance Officer James E. Flaherty. We encourage open communications regarding the possible violation of CSI’s Code.

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TABLE OF CONTENTS

Compliance with Laws and CSI Code of Conduct	3

Accuracy of Company Records	3

Securities Trading Policies	4

Contact with Government Officials	5

Conflicts of Interest	5

Political Contributions and Related Policies	6

Business Courtesies and Gratuities	7

Company Opportunities	8

Intellectual Property and Confidential Information	9

Protection and Proper Use of Company Assets	9

Fair Dealing with Competitors, Customers and Suppliers	10

Personal Behavior in the Workplace	10

Accountability for Adherence to the Code	10

Reporting Any Suspected Illegal or Unethical Behavior	10

Contacts and Compliance Hotline	11

Public Disclosure of Code and Waivers	13

Coordination with Other CSI Policies	13

Monitoring	13

Certificate of Compliance	14

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Compliance with Laws and CSI Code of Conduct

All CSI Representatives are expected and directed to comply with all laws and CSI’s Code of Ethics and Business Conduct.

Each Representative has an obligation to behave according to ethical standards that comply with CSI’s policy, and the letter and spirit of applicable laws, rules and regulations. It is everyone’s responsibility to know and understand legal and policy requirements as they apply to his or her Company responsibilities.

Representatives should promptly report all known or suspected violations of applicable law or CSI’s Code to his or her supervisor or James E. Flaherty, our Compliance Officer. Or, as an alternative, he or she may contact Brent Blackey, our Chairman of the Audit Committee, by email at brent.blackey@holidaycompanies.com, in order to report suspected violations or incidents that he or she believes do not meet CSI standards. In addition, he or she may use the Compliance Hotline as outlined on page 11.

Accuracy of Company Records

Each officer and employee must help maintain the integrity of CSI’s financial and other records.

Management, directors, audit committee members, shareholders, creditors, governmental entities and others depend on CSI’s business records for reliable and accurate information. CSI’s books, records, accounts and financial statements must appropriately and accurately reflect CSI’s transactions and conform to applicable legal requirements and CSI’s system of internal controls. CSI is committed to full, fair, accurate, timely and understandable disclosure in all reports filed with the SEC and in other public communications, and each person subject to this Code is required to provide truthful, complete and timely information in support of this commitment.

There is no excuse for participating in the creation of or not reporting a deliberately false or misleading CSI record. In addition, an employee, officer or director must not destroy, alter, falsify or cover up documents with the intent to impede or obstruct any investigation of suspected wrongdoing.

Representatives must not participate in any misstatement of CSI’s accounts, and they must avoid improper influence on the conduct of an audit. No circumstances justify the maintenance of “off-the-books” accounts. All arrangements or requisition contracts under which funds are disbursed shall accurately state the purposes for which these funds are paid and shall not be misleading.

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Business records and communications often become public and you are expected to avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of individuals or companies that could be misunderstood. This obligation applies in any communication, including, but not limited to e-mail, internal memoranda and formal reports. Records are expected to be retained or destroyed according to CSI’s record retention policies. In the event of litigation or governmental investigation you are expected to consult CSI’s legal counsel concerning the records you hold.

Securities Trading Policies

Never trade securities on the basis of confidential information acquired in the course of your CSI duties or while you are at the workplace.

Representatives who have material information about the Company that has not been released to the public may not disclose the information to others or use that information for securities trading purposes or any other purpose except to conduct Company business. Such insider information may relate to, among other things, strategies, plans of CSI, new products or processes, mergers, acquisitions or dispositions of businesses or securities, problems facing the Company, sales, profitability, negotiations relating to significant contracts or business relationships, significant litigation or financial information.

If any information is of the type that a reasonable investor would consider important in reaching an investment decision, the Company Representative who possesses such information must not buy or sell Company securities, nor provide the information to others, until such information becomes public. Use of material, non-public information in the above manner is not only illegal, but also unethical. Representatives who directly or indirectly involve themselves in illegal insider trading will be subject to immediate termination by the Company. In order to assist the Company in its efforts to ensure compliance with laws against insider trading, the Company has adopted a separate policy “CONFIDENTIAL INFORMATION AND SECURITIES TRADING BY CARDIOVASCULAR SYSTEMS, INC. PERSONNEL” (Securities Trading) that goes into more detail regarding this matter and also includes a requirement that all Representatives certify that they have read and understand this separate Securities Trading policy.

Any Representative that have questions regarding this policy, please contact our Chief Financial Officer:

Larry Betterley

651-259-2080

lbetterley@csi360.com

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Contact with Government Officials

CSI complies with all applicable laws, rules and regulations relating to lobbying or attempting to influence government officials.

Bribery, kickbacks or other improper or illegal payments have no place in CSI’s business. In addition, information provided to governments must be accurate and interactions with government officials must be honest and ethical. All activities that might constitute lobbying or attempts to influence government officials must first be reviewed with and approved by legal counsel.

Before doing business with foreign, national, state or local government, a Representative must know the applicable rules. The Company strictly prohibits making illegal payments to government officials of any country. The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Additionally, a number of U.S. laws and regulations address when U.S. government personnel may or may not accept business gratuities. In addition to violating Company’s policies, the promise, offer, or delivery of a gift, favor or other gratuity to a government official or employee in violation of these rules could constitute a criminal offense. A Representative, who is in doubt, must not make the mistake of interpreting the rules by him or herself. Such a Representative must discuss the matter with his or her supervisor, Compliance Officer or other management of the Company.

Conflicts of Interest

Each Representative must avoid any situation in which his or her personal interests conflict with or interfere with CSI’s interests.

Each Representative owes CSI a duty of loyalty. Representatives must make business decisions solely in the best interests of CSI. Conflicts may arise when a Representative receives improper personal benefits as a result of the person’s position with the Company or gains personal enrichment through access to confidential information. A conflict situation can also arise when a Representative takes actions or has interests that may make it difficult to perform his or her CSI work objectively and effectively. For that reason, all Representatives must exercise great care not to allow their personal interests to potentially conflict with CSI’s interests. Each Representative shall act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships.

CSI Representatives are generally free to engage in outside activities of their choice. It is important, however, that such activities do not adversely affect CSI’s business, involve misuse of CSI position or resources, divert for personal gain any business opportunity from which CSI may profit, or constitute a potential source of discredit to the CSI name. The following is a non-exhaustive list of examples of prohibited conflicts of interest for Representatives of CSI:

•	Consulting with or employment in any capacity with a competitor, supplier or customer of CSI.

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•	Having a substantial equity, debt, or other financial interest in any competitor, supplier or customer. For competitors, substantial interest is considered to be 5% or more of that entity’s net worth.

•	Having a financial interest in any transaction involving the purchase or sale by CSI of any product, material, equipment, services or property.

•	Misusing CSI’s confidential or proprietary information, including the unauthorized disclosure or use of such information.

•	Where an employee receives gifts or other benefits from a supplier.

•	Using materials, equipment or other assets of CSI for any unauthorized or undisclosed purpose.

•	Receiving loans or guarantees of obligations from the Company without Board of Director authorization.

Whenever a Representative believes a situation involves, or may reasonably be expected to involve, a conflict of interest with the Company, he or she should promptly advise the Compliance Officer, a Corporate Officer, or a member of the Board.

Representatives also owe CSI a duty of loyalty. The duty of loyalty mandates that the best interests of the Company and its shareholders takes precedence over any interest possessed by a Representative not shared by the shareholders generally. In the event that a conflict (or the appearance of a conflict) arises or is anticipated, Representatives must bring the matter to the attention of the Chairman of the Audit Committee.

Political Contributions and Related Policies

Generally CSI’s funds or resources may not be used to make a political contribution to any political candidate or political party.

Exceptions to this basic policy are allowed only where such contributions are permitted by law and permission is granted in advance by the Company’s Board of Directors. Company policy does not permit the use of any Company facilities or resources by Representatives for political campaigning, political fundraising or partisan political purposes. A decision by Representative to contribute any personal time, money or other resources to a political campaign or political activity must be totally voluntary.

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Business Courtesies and Gratuities

CSI’s policy is not to offer or accept kickbacks or bribes, or gifts of substantial value.

CSI Representatives may only exchange non-monetary and modestly-valued gifts that promote goodwill with our business partners and do not improperly influence others. We will accept only approved and widely available discounts and do not encourage, accept or exchange gratuities or payments for providing services to others.

Business courtesies such as meals, transportation and entertainment provided to a vendor, supplier, customer or other business associations must be modest in amount and related to a legitimate business purpose (e.g., explanation or demonstration of CSI products, application of products, service capabilities, or training). Such courtesies must not violate the law, regulations, or reasonable customs of the market-place. If you have any question about whether any business courtesies, gratuities or gifts are appropriate, please contact your supervisor or other CSI management. CSI’s SOP for guidance when having interactions with Health Care Professionals or customers because there is a general prohibition on most gifts to Health Care Professionals and customer.

CSI’s Representatives having relationship with Customers and Health Care Professionals have a separate SOP for guidance as these relationships are highly regulated

Representatives must deal fairly and honestly with the Company’s customers (including potential customers and Health Care Professionals or entities in a position to recommend or influence the purchase or use of Company products) and not take actions that are prohibited by applicable law or ethical standards. The Company intends to follow its own company-established “CSI’s Standard Operating Procedures For Interactions With Health Care Professionals” (“SOP”) which are largely based upon the standards set forth by AdvaMed in its Code of Ethics on Interactions with Health Care Professionals - Revised and Restated Code of Ethics effective July 1, 2009 which is found at http://www.advamed.org. All Representatives who deal with customers and Health Care Professionals are separately required to read and understand the SOP and sign an acknowledgement related thereto.

The SOP is intended to provide Representatives guidance about appropriate interactions with customers and Health Care Professionals when conducting business within the United States to enable the Company to remain in compliance with the Federal Anti-kickback Statute and Stark Law. Representatives conducting business on behalf of CSI, must also comply with this SOP and these policies apply to any expenditure by CSI Representatives, regardless of whether the expenditure is reimbursed by the Company. In other words, any “personal” money given to or spent for the benefit of a CSI customer is considered money given or spent by the Company.

As used in this Code, and the Guidelines, the term “customer” means any individual or organization that purchases, recommends, uses, or prescribes products manufactured or distributed by CSI or an individual who is in a position to determine whether a CSI product is purchased, recommended, used, or prescribed. This can include physicians, nurses, office administrators, purchasing agents, within hospitals, clinical practices, HMOs, GPOs, etc.

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The following general standards and principles should at all times guide our interactions with customers and Health Care Professionals:

•

CSI will encourage ethical business practices and socially responsible industry conduct, and will not use any unlawful inducement in order to sell, recommend or arrange the sale, or prescription of its products.

•

At CSI, we believe that enduring customer relationships are based on integrity and trust. We seek to gain advantage over competitors through superior products, research, engineering, manufacturing, marketing and service, never through improper business practices.

•

CSI’s relationships with customers are intended to benefit patient care and enhance the practice of medicine. Interactions should be focused on informing customers and prospective customers about products, providing scientific and educational information, and supporting medical research and education and should not, at any time, entice representatives of customers to place their own personal interests above those of the organizations they represent or the patients who will use or need the Company’s products.

•	CSI will not, directly or indirectly, offer or solicit any kind of payments or contributions for the purpose of obtaining, giving, keeping or rewarding business.

No Payments in exchange for business

Representatives may not make payments to customers or provide meals, travel expenses, entertainment, gifts, or other benefits to customers or Health Care Professionals in exchange for the customer’s agreement to purchase products or services from the Company, or as a reward for the purchase of products or services, nor may Representatives provide benefits to a customer’s friends, relatives, or organizations closely affiliated with the customer in exchange for or as a reward for such business. See CSI’s SOP for guidance when having interactions with Health Care Professionals or customers because any and all entertainment and recreation with Health Care Professionals or customers is prohibited and there is a general prohibition on most gifts.

Company Opportunities

Do not use a Company opportunity for personal gain.

Representatives owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Representatives are prohibited (without the specific consent of the Board of Directors or an appropriate committee thereof) from (1) taking for themselves personally opportunities that are discovered through the use of company property, information or their position, (2) using company property, information or their position for personal gain, or (3) competing with the Company directly or indirectly.

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Intellectual Property and Confidential Information

CSI invests substantial resources in developing proprietary intellectual property and confidential information which need to be protected.

Confidential information is information that is not generally known or readily available to others. It includes non-public information that might be of value to competitors if it were disclosed. It must not be shared with others outside CSI except pursuant to approved business relationships or when required by law. Confidential information includes, but is not limited to, intellectual property and trade secrets, technical know-how, business plans and information, marketing and sales programs and information, customer and prospective customer information and lists, pricing information and policies, financial information, personnel information such as salaries, benefits and performance information and any other information which the Company deems confidential.

Every CSI Representative is obligated to protect the Company’s confidential information as well as that of its customers, suppliers and third parties who disclose information to CSI in confidence. CSI Representatives must not accept confidential information from a third party, including competitors, unless specifically authorized to do so by an authorized supervisor or officer of the Company and following an appropriate grant of rights from such third party.

Every CSI Representative must also protect the confidentiality of any patient information or records they may learn of or have access to in the course of Company business (“Patient Information”). Patient information is protected not only by the policies of the Company, but also by federal and state laws. Any patient information must be secured and protected as required by such federal and state law.

Every CSI Representative must actively protect Confidential Information and Patient Information, including by refraining from discussing sensitive matters in non-private places, limiting access to work areas, disposing of documentation in accordance with Company policies and directions, and not removing such information from the Company’s premises except as expressly authorized by the Company. Any request for Confidential Information or Patient Information, including a subpoena or any legal process, should be immediately referred to Compliance Officer or a Corporate Officer.

Protection and Proper Use of Company Assets

Our shareholders trust us to manage Company assets appropriately.

Collectively, Representatives have a responsibility for safeguarding and making proper and efficient use of the Company’s assets. Each of us has an obligation to prevent the Company’s property from loss, damage, misuse, theft, embezzlement or destruction. We seek to ensure that the Company equipment, supplies and other assets are used for legitimate business purposes unless otherwise specifically authorized, and to protect all tangible and intangible Company property.

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Fair Dealing with Competitors, Customers and Suppliers

Respect the rights of competitors, customers and suppliers.

CSI’s success depends on building productive relationships with our customers and suppliers based on integrity, ethical behavior and mutual trust. In addition, customers have individual needs and expectations representing unique opportunities for mutual success.

The Company bases its supplier relationships on fundamental concepts of integrity, fairness, and mutual respect.

CSI strives to outperform its competition fairly and honestly. CSI seeks and develops competitive advantages through superior performance, not through unethical or illegal business practice. Each Company Representative should endeavor to deal fairly with the Company’s customers, suppliers and competitors. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing.

Personal Behavior in the Workplace

CSI is committed to providing equal opportunity in employment and will not tolerate illegal discrimination or harassment.

CSI strives to enhance and support the diversity of its employee group. All are expected to deal with each other in an atmosphere of trust and respect in a manner consistent with CSI’s core values. Please refer to applicable portions of our Employee Handbook for guidance related to personal behavior in the workplace and all Representatives are expected to adhere the Employee Handbook.

Accountability for Adherence to the Code

Each Representative must accept responsibility for adherence to this Code. Violations of this Code may lead to serious sanctions including, for an employee, discipline up to and including immediate termination, in the sole discretion of the Company. The Company may, in addition, seek civil recourse against Representative and/or refer alleged criminal misconduct to law enforcement agencies.

Reporting Any Suspected Illegal or Unethical Behavior

CSI maintains an open door policy and an anonymous telephone hotline for Representatives to raise concerns and to encourage the reporting of suspected violations of law or the Code of Ethics and Business Conduct without fear of retribution or retaliation.

If you have questions about an ethical situation, you are encouraged to talk with your supervisor or with a Corporate Officer such as the Compliance Officer about any behavior you believe may be illegal or unethical. You will be assured confidentiality, to the limit of the law. If you do not feel it is appropriate to discuss the issue with these persons, CSI has established a hotline so that you can report concerns or potential violations anonymously (see below). Anonymous callers should supply detailed information to address the concern.

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It is against the Company’s policy to retaliate against any Representative for good faith reporting of violation of this Code. If you feel you have been retaliated against for raising your good faith reporting, you should immediately contact your supervisor, our Compliance Officer or the Compliance Hotline.

CONTACTS AND COMPLIANCE HOTLINE

Contacts for Reporting Violations

If you believe someone may be unintentionally or intentionally violating the law or the principles or standards included in the Code of Conduct document, report the known or suspected violations by contacting:

James E. Flaherty

Compliance Officer

651.259.1611

jflaherty@csi360.com

If you would like to notify the board of directors of a suspected violation, contact the Chairman of the Audit Committee:

Brent G. Blackey

Chairman of the Audit Committee

952.832.8635

brent.blackey@holidaycompanies.com

Each report of a known or suspected violation will be promptly and thoroughly investigated. If a violation has occurred, CSI will take appropriate actions to prevent similar violations. The Company strictly prohibits retaliation against Representatives for reports made in good faith. Anyone who retaliates against an employee(s) for reporting actual or suspected violations will be subject to appropriate disciplinary action up to, and including, termination.

Compliance Hotline

As an alternative to the contacts described above, you may use the Company’s Compliance Hotline. The Company’s hotline is designed to encourage you to report any concerns you might have about the way we are conducting our business or to identify any workplace behavior that you believe violates laws or our Company’s Code of Ethics. You may also use this line to submit ideas and suggestions to Company management and/or report any other information you might want to share.

What’s most important to know about the hotline is that it’s available for you to use 24 hours a day and if you prefer, you can have anything you communicate over this system be completely confidential and anonymous. This confidentiality is ensured because an independent company, In Touch, operates the program and, if a caller does not identify him/herself, there’s no way for anyone at the Company to identify who might have called and left a message.

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Using the hotline is as simple as dialing 1-877-344-2714. You will need to write down a five-digit case number that the automated system will assign to you. It’s important that you copy this number down and store it where you can find it because it’s the only way that the Company will be able to request additional information and keep you posted on the progress of its investigation.

After you have been assigned your case number, you will be asked to record a message of any length. When you’ve finished providing what you have to say, either press # or simply hang-up. Within one business day, the message you left will be transcribed by In Touch and then it will be deleted from the system. Only the written transcript of your call will be sent to representatives of the Company’s management and Board of Directors. That way, unless you elect to leave your name or other identifying information, anything you have to say remains confidential and anonymous.

As you will be reminded by In Touch after you leave a message, you should call back in five business days and be prepared to provide your five-digit case number. When you do that, you will receive a message from the Company about the status of your case.

For those that might be more comfortable providing their information by email, you can do so by sending a message to CSI@GetInTouch.com. Unless you clearly indicate that you wish to be identified, In Touch will remove your name and email address before forwarding the message to representatives of the Company’s management and Board of Directors. Responses from the Company to your emailed message will come from In Touch directly.

Although we always prefer that you first try to resolve any questions or concerns with your supervisor or a Human Resources representative, there may be times when you’re not comfortable doing that or you’re not satisfied with the outcome. That’s when you should consider using the hotline.

Management is committed to providing a safe, respectful and ethical working environment. If at any time you don’t feel that’s the case, we encourage you to use the hotline and let us know. In addition, we want to assure you that there will never be any retaliation against any individual for responsibly reporting a workplace related concern.

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Public Disclosure of Code and Waivers

The existence and content of this Code of Ethics and Business Conduct is disclosed to shareholders and made available as part of the Company’s filings with the SEC and is also on the Company’s website. It is expected that waivers of this Code rarely, if ever, would be acceptable. Any waiver of a provision of the Code for an executive officers or directors may granted only by the Board of Directors, with only the independent members voting, or an appropriate Board Committee consisting of independent directors, and such waiver must be promptly disclosed to shareholders.

Coordination with Other CSI Policies

The provisions of this Code of Conduct are in addition to, and do not modify, replace or supersede CSI’s other policies or procedures including, but not limited to, those policies and procedures set forth in any employee handbook, or CSI’s other statements of policy or procedure, whether written or oral.

Additionally, this Code of Conduct is not intended to be and does not constitute a contract of employment between CSI and its Representatives. If you are an employee and do not have an Employment Agreement with CSI, you are an employee at-will. This means that you have the option of resigning from your employment at any time, for any reason or no reason, with or without prior notice. Conversely, CSI has same option to terminate your employment at any time, for any reason or no reason, with or without prior notice.

Monitoring

CSI will periodically reaffirm its commitment to compliance with the Code of Ethics and Business Conduct.

CSI intends to conduct periodic training sessions regarding the Code. In addition, CSI will periodically distribute copies of the Code and the Certification of Compliance to remind such persons of the contents of the Code as well as to reestablish their commitment to compliance with it.

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Please make sure you return your

Certificate of Compliance

CERTIFICATE OF COMPLIANCE

This Certificate must be read and signed by all directors, officers, employees and contractors (Representatives).

I certify that I have received, read and understood CSI’s Code of Ethics and Business Conduct. I understand what types of conduct violate these policies. I agree to comply with the terms of the Code and understand that if I am an employee, violation of these terms may result in discipline up to and including immediate termination of employment in the discretion of CSI.

Representative’s Signature

Date	Location

Printed Name

Return to:

Cardiovascular Systems, Inc.

651 Campus Drive

St. Paul, MN 55112

Attn: Compliance Officer

Telephone: 651.259.1611

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